Exhibit 99.1

Conference Call:	Today, June 10th, 2010 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2910 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release

Contact:
Stewart Halpern	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
(800) 831-1442	(212) 835-8500 or mcz@jcir.com
MAD CATZ FISCAL 2010 NET SALES RISE 5.7% TO RECORD $119 MILLION WITH
$0.08 DILUTED EARNINGS PER SHARE
- Fiscal Fourth Quarter Net Sales Rise 15.4% to Record $26.3 Million;
Earnings Per Share of $0.02 -
- Bank Loan Balance Net of Cash Reduced to $1.6 Million -
San Diego, CA – June 10, 2010 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fiscal fourth quarter and year ended March 31, 2010.
For the fiscal year ended March 31, 2010, the Company generated record net sales of $119.0 million, a 5.7% increase from $112.6 million in fiscal 2009. Gross profit for the fiscal year increased 13.7% to a record $36.4 million, from $32.0 million in the prior fiscal year. Gross profit margin for fiscal 2010 was 30.6%, compared to 28.4% in fiscal 2009. Total operating expenses in fiscal 2010 declined 10.7% to $28.2 million, from $31.6 million – exclusive of the $27.9 million goodwill impairment in the prior fiscal year – and the Company recorded an operating profit of $8.2 million, compared to an operating loss of $27.5 million in fiscal 2009. Reflecting tax expense of $1.5 million and $2.9 million in fiscal 2010 and 2009, respectively, the Company recorded net income of $4.5 million, matching a Company record $0.08 per diluted share, in the fiscal year ended March 31, 2010, compared to a net loss of $32.6 million, a loss of $0.59 per diluted share, inclusive of the goodwill impairment, in the prior fiscal year.
Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization and goodwill impairment), was a record $11.9 million in fiscal 2010, an increase of 165.6% from $4.5 million in fiscal 2009. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles, stock-based compensation and goodwill impairment (if any), were $6.7 million and $0.12, respectively, in fiscal 2010 versus $1.0 million and $0.02, respectively, in fiscal 2009. A reconciliation of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share to the Company’s net income is included in the financial tables accompanying this release.
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Mad Catz Interactive, 6/10/10	page 2
For the fiscal fourth quarter ended March 31, 2010 Mad Catz reported record net sales of $26.3 million, an increase of 15.4% from $22.8 million in the fiscal 2009 fourth quarter. Gross profit for the March 2010 quarter rose 27.7% to $7.1 million, from $5.5 million in the same quarter of the prior year. Gross profit margin for the fiscal 2010 fourth quarter was 26.9%, compared with 24.3% in the same quarter a year ago. Total operating expenses in the fiscal 2010 fourth quarter rose 29.0% to $6.3 million and the Company recorded operating income of $0.7 million, compared to $0.6 million in the comparable prior year period. Foreign exchange gain for the fiscal 2010 fourth quarter was under $0.1 million, compared to a foreign exchange loss of $1.4 million in the fiscal 2009 fourth quarter. Reflecting a tax benefit of $0.5 million, the Company reported net income of $0.8 million for the quarter ended March 31, 2010, or $0.02 per diluted share, compared to a net loss of $3.7 million, or a loss of $0.07 per diluted share, in the fourth quarter of the prior fiscal year, inclusive of income tax expense of $2.5 million.
Adjusted EBITDA was $1.7 million in the fourth quarter of fiscal 2010, compared to an adjusted negative EBITDA of $0.3 million in the fourth quarter of fiscal 2009. Adjusted net income and adjusted diluted earnings per share were $0.8 million and $0.01, respectively, in the fiscal fourth quarter of 2010 versus adjusted net loss and adjusted diluted loss per share of $0.6 million and $0.01, respectively, in the same prior year period.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Our record sales and profits in fiscal 2010 reflect the strategic and operational initiatives we’ve undertaken over the past few years which we believe position the Company for continued growth in the future. The Company’s revenue growth in the face of challenging economic and industry environments reflects continued progress in our efforts to expand our offerings of premium and distinctive interactive entertainment accessories at higher price points and with strong margins. I am pleased to report that we have achieved the goal we set at the beginning of the fiscal year, to reduce our operating expenses by a minimum of ten percent, and we achieved these efficiencies without impairing our ability to grow the business. As we continue to maintain a disciplined approach to managing our costs, we believe we can further demonstrate the operating leverage inherent in our business model, and plan to grow revenue at a higher rate than discretionary costs.
“We are also pleased with the improvement in Mad Catz’ fiscal year-end balance sheet, reflecting our strong financial results and operating discipline for the year, as we lowered our bank loan balance net of cash by nearly 85%, and reduced inventories by nearly 5%, compared to the respective balances at March 31, 2009.”
Summary of Fiscal 2010 and Fourth Quarter Key Metrics:
▪	Full year fiscal 2010 net sales increased 5.7% to $119.0 million, while fiscal fourth quarter sales rose 15.4% to $26.3 million:
o	North American net sales decreased 1.0% to $66.3 million, and increased 4.6% to $15.3 million, in fiscal 2010 full-year and fourth quarter, respectively. North American net sales represented 55.8% and 58.1% of full-year and quarterly net sales, respectively;
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Mad Catz Interactive, 6/10/10	page 3
o	Summary of Fiscal 2010 and Fourth Quarter Key Metrics (cont.):

o	European net sales rose 18.2% to $49.0 million, and 37.0% to $10.2 million, in fiscal 2010 and the fiscal 2010 fourth quarter, respectively. European net sales represented 41.1% and 38.8% of full-year and quarterly net sales, respectively; and,

o	Net sales to other countries decreased 11.3% to $3.7 million, and increased 10.1% to $0.8 million, in fiscal 2010 and the fiscal 2010 fourth quarter, respectively. Net sales to other countries represented 3.1% in both the full-year and quarterly net sales, respectively.
▪	Gross sales by platform:
o	Xbox 360™ products accounted for 31% and 32% of sales in the fiscal 2010 full-year and fourth quarter versus 19% and 26% in the respective prior year periods;

o	PC products sales were 22% and 20% of sales in the fiscal 2010 full-year and fourth quarter versus 29% and 28% a year ago, respectively;

o	PlayStation® 3 products sales accounted for 17% and 18% of fiscal 2010 full-year and fourth quarter sales versus 8% and 13% in the respective prior year periods;

o	Wii platform products represented 13% and 16% of fiscal 2010 full-year and fourth quarter sales versus 16% and 10% in the prior year periods, respectively;

o	Handheld platform products were 4% and 3% of sales in the fiscal 2010 full-year and fourth quarter periods versus 10% and 7% in the prior year’s respective periods; and,

o	All other platforms accounted for 13% and 11% of fiscal 2010 full-year and fourth quarter sales versus 18% and 16% in the respective prior year periods.
▪	Gross sales by category:
o	Controllers represented 28% of sales in both the fiscal 2010 full-year and fourth quarter versus 23% and 21% in respective prior year periods;

o	Specialty controllers accounted for 24% and 21% of sales in the fiscal 2010 full-year and fourth quarter versus 16% and 26% in the prior year periods, respectively;

o	Accessories sales were 24% and 23% of sales in the fiscal 2010 full-year and fourth quarter versus 46% and 28% in the prior year’s respective periods;

o	Audio products accounted for 15% and 20% of fiscal 2010 full-year and fourth quarter sales versus 7% and 6% of sales in the prior year periods, respectively;

o	PC input device sales were 8% and 7% of sales in the fiscal 2010 full-year and fourth quarter versus 6% and 11% in the respective prior year periods;

o	Game sales accounted for 1% of sales in the full-year and fourth quarter of both fiscal 2010 and 2009; and,

o	All other sales were 0% in both the fiscal 2010 full-year and fourth quarter versus 1% and 7% in the respective prior year periods.
▪	Reported net position of bank loan less cash at March 31, 2010 of $1.6 million compared to $17.4 million as of December 31, 2009 and $10.4 million at March 31, 2009.
o	Reduced accrued interest and notes payable related to the Saitek acquisition by $1.5 million during the quarter ended March 31, 2010.
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Mad Catz Interactive, 6/10/10	page 4
Highlights of New Products Shipped in the Fourth Quarter of Fiscal 2010 and Subsequent to Fiscal Year-End:
o	Saitek PRO Flight X-65F Combat Control System for PC ($399.99 MSRP);

o	Super Street Fighter IV FightStick™ Tournament Edition for Xbox 360 and PS3 ($149.99 MSRP);

o	Eclipse Wireless litetouch™ Keyboard ($129.99 MSRP);

o	Cyborg R.A.T. 7 Gaming Mouse ($99.99 MSRP);

o	Cyborg F.L.Y. 9 Wireless Flight Stick for Xbox 360 ($99.99 MSRP);

o	Cyborg R.A.T. 5 Gaming Mouse ($69.99 MSRP);

o	Eclipse mobilemouse™ ($59.99 MSRP);

o	Super Street Fighter IV FightPad™ for Xbox 360 and PS3 ($39.99 MSRP); and,

o	A suite of Sonic the Hedgehog accessories for DSi and DS Lite.
Highlights of Recent/Upcoming Mad Catz Product Launches:
o	Cyborg R.A.T. 9 Gaming Mouse (expected later this summer; $129.99 MSRP);

o	Eclipse litetouch™ Keyboard (expected later this summer; $99.99 MSRP); and,

o	Cyborg R.A.T. 3 Gaming Mouse (expected later this summer; $49.99 MSRP)
Summary of Other Key Developments in the Fourth Quarter of Fiscal 2010 and Subsequent to Fiscal Year-End:
▪	Signed a multi-year licensing agreement with Harmonix Music Systems, a wholly owned subsidiary of Viacom, to serve as the principal peripherals partner for the Rock Band franchise. The agreement gives Mad Catz the international rights to produce and distribute Rock Band music videogame controllers for future iterations of Rock Band;
▪	Acquired TRITTON Technologies, a provider of gaming audio headsets, high-performance multimedia consumer electronics and computer peripherals, for $1 million in cash at closing and a maximum earn-out of $9 million in cash over five years subject to the sales of TRITTON products. TRITTON’s core products, its gaming headsets, operate on all major gaming platforms and include a variety of unique features. TRITTON also offers a line of distinctive USB video products;
▪	Signed an extension of the license agreement with Activision whereby the Company will create accessories related to the next iteration of the Call of Duty videogame franchise, Call of Duty: Black Ops, scheduled to be launched in November 2010; and
▪	Signed a license agreement with Major League Gaming (“MLG”) whereby the Company will work with MLG professional gamers to create high-end controllers and fight sticks.
Mr. Richardson concluded, “Our top priority in fiscal 2010 was positioning Mad Catz to emerge from the severe economic downturn as a far stronger Company, while continuing to invest in areas and activities that position Mad Catz to drive top and bottom-line growth in the quarters to come. Despite the many challenges we faced during the year, we accomplished our primary goal and our focus for fiscal 2011 is on achieving further top-line growth and improved profitability even as our business continues to face the challenges of the global economy – in particular, the impact of the strength of the U.S. Dollar.
“Our strategy to drive continued profitable growth includes continuing to increase the flow of premium products across our major brands and maintaining our disciplined approach to working
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Mad Catz Interactive, 6/10/10	page 5
capital management and product placement profitability. We also intend to further solidify our brand strategy and connection to the relevant consumers through a combination of distinctive product offerings and enhanced community outreach. Under our Eclipse (home and office products) and Cyborg (pro-gaming) brands, we are beginning to ship the PC products we unveiled to great enthusiasm at CES. Under our Mad Catz casual gaming brand, we will be the official peripherals partner of Harmonix/MTV for the upcoming launch of Rock Band 3 planned for October, and we have recently extended our agreement with Activision for accessories relating to the next release in their highly-successful Call of Duty franchise. Under our Saitek (simulation) brand, we intend to launch a variety of initiatives targeting the flight simulation gaming community. Finally, our recent acquisition of TRITTON Technologies will help us expand our presence in the gaming audio headset space, one of the fastest-growing segments in the videogame industry. With these and other new product offerings in combination with our strengthened balance sheet, we are excited about our opportunities in fiscal 2011.”
The Company will host a conference call and simultaneous webcast on June 10, 2010, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2910. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21472953) or, for International callers, at (402) 977-9140.
About Mad Catz Interactive, Inc.
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming), Eclipse (home and office) and TRITTON (gaming audio) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- TABLES FOLLOW -

Mad Catz Interactive, 6/10/10	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$26,268	$22,770	$119,012	$112,563

Cost of sales	19,193	17,230	82,616	80,558

Gross profit	7,075	5,540	36,396	32,005

Operating expenses:
Sales and marketing	2,706	2,428	11,452	13,216
General and administrative	2,811	2,361	12,343	14,968
Research and development	624	209	2,657	1,076
Goodwill Impairment	—	(626)	—	27,887
Amortization of intangibles	190	532	1,758	2,344

Total operating expenses	6,331	4,904	28,210	59,491

Operating income (loss)	744	636	8,186	(27,486)

Interest expense, net	(597)	(579)	(2,235)	(2,094)
Foreign exchange gain (loss), net	40	(1,356)	(270)	(462)
Other income	114	117	252	361

Income (loss) before income taxes	301	(1,182)	5,933	(29,681)

Income tax (expense) benefit	537	(2,507)	(1,470)	(2,933)

Net income (loss)	$838	$(3,689)	$4,463	$(32,614)

Net income (loss) per share:
Basic	$0.02	$(0.07)	$0.08	$(0.59)
Diluted	$0.02	$(0.07)	$0.08	$(0.59)

Weighted average number of common shares outstanding:
Basic	55,098,549	55,098,549	55,098,549	55,088,960
Diluted	55,117,299	55,098,549	55,103,237	55,088,960
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Mad Catz Interactive, 6/10/10	page 7
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(unaudited in thousands of US$)

	March 31,	March 31,
	2010	2009
Assets

Current assets:
Cash	$2,245	$2,890
Accounts receivable, net	14,620	15,524
Other receivables	123	471
Inventories	16,975	17,774
Deferred tax assets	17	19
Income tax receivables	21	759
Other current assets	1,410	1,491
	35,411	38,928

Deferred tax assets	766	484
Other assets	626	362
Property and equipment, net	3,452	2,242
Intangible assets, net	2,828	5,118
Goodwill	8,466	8,467

Total assets	$51,549	$55,601

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$3,829	$13,272
Accounts payable and accrued liabilities	19,859	19,457
Note payable	—	847
Income taxes payable	1,670	655
	25,358	34,231
Other long term liabilities	357	453
Notes payable	14,500	14,500

Total liabilities	40,215	49,184
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 55,098,549 shares issued and outstanding at March 31, 2010 and March 31, 2009	48,865	48,255
Other comprehensive income (loss)	(55)	101
Accumulated deficit	(37,476)	(41,939)
Total shareholders’ equity	11,334	6,417

Total liabilities and shareholders’ equity	$51,549	$55,601
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Mad Catz Interactive, 6/10/10	page 8
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales
United States	$14,704	$13,963	$63,223	$65,003
Europe	10,194	7,441	49,005	41,442
Canada	554	625	3,109	1,974
Other countries	816	741	3,675	4,144

	$26,268	$22,770	$119,012	$112,563
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
Pre-tax income (loss)	$301	$(1,182)	$5,933	$(29,681)

Amortization of intangible assets	$337	$679	$2,345	$2,931
Goodwill impairment	—	$(626)	—	$27,887
Stock-based compensation cost	$152	$144	$610	$481
Adjusted pre-tax income (loss)*	$790	$(985)	$8,888	$1,618

Adjusted provision for income taxes (at effective rate)*	$(12)	$(404)	$2,213	$662
Adjusted net income (loss) *	$802	$(581)	$6,675	$956

Adjusted diluted earnings (loss) per share*	$0.01	$(0.01)	$0.12	$0.02

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, also facilitate comparisons of the Company’s performance to prior periods.

**	For the three and twelve month periods ended March 31, 2009, the effective tax rate was determined by adding back the goodwill impairment charge to the adjusted pre-tax income and excluding the valuation allowance on US deferred tax assets.
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Mad Catz Interactive, 6/10/10	page 9
EBITDA and Adjusted EBITDA Reconciliation (non GAAP)
Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and goodwill impairment.

	Three Months Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net income (loss)	$838	$(3,689)	$4,463	$(32,614)

Adjustments:
Interest expense	597	579	2,235	2,094
Income tax expense (benefit)	(537)	2,507	1,470	2,933
Depreciation and amortization	762	950	3,766	4,193
EBITDA	$1,660	$345	$11,934	$(23,394)
Goodwill impairment	—	(626)	—	27,887

Adjusted EBITDA	$1,660	$(281)	$11,934	$4,493
EBITDA, a non-GAAP financial measure, represents net income before interest, taxes, depreciation and amortization. Prior to the third quarter of fiscal 2009, we had not recorded any goodwill impairment charges. To address the goodwill impairment charge recorded in fiscal 2009, we modified the calculation to exclude this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender. We note that other companies may calculate adjusted EBITDA differently which may effect the comparability of this number to that of other companies.
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